Rimini Street

Engineered for Support

November 10, 2016

Thomas B. Sabol
1432 W Windward Ct
Desert Hills, AZ 85086

Offer of Employment

Dear Thomas:

Rimini Street, Inc. ("RSI") is pleased to confirm our offer of employment to you as a Senior Vice President and Chief Financial Officer, reporting to Seth Ravin, Chief Executive Officer. The Senior Vice President and Chief Financial Officer job description is attached as an Exhibit. You will be based in the Rimini Street Pleasanton office and your home office in Arizona, with a targeted start date of November 28, 2016. Reasonable commuting costs (airfare, car transportation, meals, hotel/corporate apartment) between Arizona and the Rimini Street Pleasanton office, as with all reasonable and approved business travel for Rimini Street, will be Rimini Street reimbursable expenses.

Your starting On Target Earnings for 100% performance shall be $400,000, which includes an annualized starting base salary of $300,000.00, which per pay period is $12,500.00, paid semi-monthly, subject to required withholding and deductions. Additionally, you will have the opportunity to participate in the Company Incentive Bonus Plan at a target annual bonus of $100,000.00 with a Target Quarterly Performance Bonus of $18,750.00 and Target Annual Retention Bonus of $25,000.00, subject to the Company Bonus Program terms and conditions described in Exhibit A.

Upon (a) a successful IPO launch no later than April 30, 2017, (b) an IPO pricing of at least 2x forward 12 month revenue run-rate at time of IPO, and (c) the stock trading above IPO price at the end of the first 30 days following the first day of trading, your compensation will automatically increase to $500,000 On Target Earnings for 100% performance that includes a $350,000 base salary and target annual bonus of $150,000.00, with a Target Quarterly Performance Bonus of $28,125.00 and Target Annual Retention Bonus of $37,500.00, subject to the Company Bonus Program terms and conditions described in Exhibit A.

In addition to the On Target Earnings, you can earn a Special One-Time IPO Success Bonus of $100,000 upon live trading of Rimini Street stock on the NASDAQ or NYSE exchanges by April 30, 2017 (first day of trading by April 30, 2017).

You will receive a grant of 1,000,000 Common A Stock Options (subject to adjustment to prevent decreases or increases in the intended potential benefits, pursuant to the terms of the applicable RSI stock option plan), vesting in equal 1/3 amounts on the annual employment anniversary of the Start Date, with full vesting over a three (3) year period of continuous employment. Options will be granted according to the RSI Employee Stock Option Agreement, and the grant is subject to Board approval.

You will be required to execute and agree to all terms and conditions in the stock option agreement in order to receive the stock option grant and participate in the program.

Notwithstanding any provision of RSI's current equity plan or any other document to the contrary, you will receive (i) twelve (12) months of base pay paid out monthly as if regularly employed, (ii) twelve (12) months of COBRA insurance cost coverage paid out monthly, and (iii) all granted stock option shares will accelerate and be considered vested immediately if, in the event that prior to the third anniversary of your start date of employment, both the following (a) and (b) occur:

(a) a "Change of Control Event" as defined in the RSI 2013 Equity Incentive Plan, and amended from time to time (current definition attached as Exhibit); AND

(b) there occurs your termination without cause within 365 calendar days following the Change of Control Event OR your resignation within 365 following the Change of Control Event due to a material diminution in your position, responsibilities, base salary, or target annual bonus without his consent

You will be eligible for executive benefits, including the standard PTO accrual and usage program (see Employee Handbook). Please see attached benefit information.

This Offer of Employment supersedes any other offer and is made conditioned upon your acceptance and execution of the following:

- The RSI Employee Intellectual Property and Confidentiality Agreement;
- Acceptable Use Policy;
- Acknowledgment of the Employee Handbook

This offer is also conditioned upon the following:

- Acceptable results from a background and reference check as well as verification of your employment history;
- Providing verification of your eligibility for employment in the United States.

Please be advised that, while you may decline employment verification with your current employer at this time, we reserve the right to verify your current employment after your start date.

This offer must be accepted by Friday, November 11, 2016 at 5:00 PM Pacific Time, and is not meant to be construed as an employment contract. Your employment with RSI will be "at will," meaning that either you or RSI can terminate your employment at any time, for any reason or no reason. As you would expect, RSI reserves the right to adjust and change job profiles, compensation plans, and employee roles as it deems necessary.

This offer is a result of your individual skills and talent and not for any trade secrets or proprietary information you may have gained elsewhere. Please do not bring nor use any confidential materials belonging to third parties to Rimini Street. Just as Rimini Street protects its own confidential information, we respect the confidential information of others.

If everything is in order, and you would like to accept this Offer of Employment, please sign this letter indicating acceptance of the position. Upon acknowledgement of your acceptance, you will receive instructions to complete legally required documentation, payroll and benefit information, and other items as appropriate for your new position.

We look forward to working with you to redefine enterprise software support at RSI!

Regards,
/s/ Seth A. Ravin

Seth A. Ravin, CEO

I, Thomas B. Sabol, hereby accept this Offer of Employment:

/s/ Thomas B. Sabol 11/11/2016

Checking the checkbox above is equivalent to a handwritten signature.

Exhibit
To
Thomas B Sabol Employment Offer

Job Description:
Rimini Street, Inc., the world's leading independent provider of support for enterprise application software, seeks a **Senior Vice President and Chief Financial Officer**. Our company is currently privately held with plans to become a public company.

Rimini Street views all of our employees as partners, and is committed to providing an exciting, participatory and team oriented work environment. In addition to our very competitive compensation packages, be prepared for challenging professional growth and fun along the way in our work hard, play hard corporate environment.

Position Summary
This position is responsible for financial strategy and financial operations of the Company, including leading and managing the Finance Department globally.

Essential Duties & Responsibilities
Job duties include, but are not limited to:

- Financial planning & administration; financial systems innovation and operation
- SOX and ISO 9000 process implementation and compliance
- Banking and covenant compliance
- Financing transactions – including sourcing and negotiating debt and equity transactions
- All client invoicing and collections
- Sales contracts management and revenue recognition
- Accounts payable
- Asset management and depreciation
- Sales, use, income, property, and all other forms and types of taxation filings, compliance and payment
- Employee expense and reimbursement
- Board presentation and meeting attendance as requested by the CEO
- Mergers, acquisitions, and public offerings
- Financial reporting and filings
- Internal and external audits
- Investor relations
- 409A and other company valuations
- Payroll and PTO processing
- Speaking engagements and requests with media, analysts, prospects, and clients as needed
- Additional job duties as appropriate for the role

Exhibit
To
Thomas B Sabol Employment Offer

As of the date of this Offer Letter, "Change in Control" means the occurrence of any of the following events:

(i) A change in the ownership of RSI which occurs on the date that any one person, or more than one person acting as a group ("Person"), acquires ownership of the stock of RSI that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of RSI; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of RSI will not be considered a Change in Control; or

(ii) A change in the effective control of RSI which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of RSI, the acquisition of additional control of RSI by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of RSI's assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from RSI that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of RSI immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of RSI's assets: (A) a transfer to an entity that is controlled by RSI's stockholders immediately after the transfer, or (B) a transfer of assets by RSI to: (1) a stockholder of RSI (immediately before the asset transfer) in exchange for or with respect to RSI's stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by RSI, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of RSI, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of RSI, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with RSI.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be

amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of RSI's incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held RSI's securities immediately before such transaction.